Exhibit 99.1

Wellesley Bank announces new office in Newton Centre slated for spring of 2016

WELLESLEY, Mass., Sept. 14, 2015 /PRNewswire/ -- Wellesley Bank is building on its foundation of financial success and market share growth by unveiling a new office in the heart of Newton Centre scheduled to open in early spring of 2016. The new office is built with sustainable materials and intends to reflect and engage the Newton community with a physical setting that enhances the premier service we provide for our clients' experience.

"We believe that Wellesley Bank's approach should be a refreshing and unique banking experience that reflects a more contemporary approach to serving our clients' financial needs," said Thomas Fontaine, Wellesley Bank's President and CEO. "Our Newton Centre location is the latest expression of our premier service, designed to celebrate and showcase what makes Newton unique, and how Wellesley Bank can serve the community's residents and businesses."

Fontaine continued, "Newton is a natural extension of our physical footprint given the lending and deposit relationships we have already established in the community. The overall market size and attractive demographics are consistently aligned with our premier banking and wealth management brand."

About Wellesley Bank

Wellesley Bank provides comprehensive premier banking and wealth management services to successful people, families, businesses and nonprofit organizations. The company's teams of highly experienced and knowledgeable bankers provide exceptional personalized services and trusted advice to its clients.

Wellesley Bank and its wholly owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc. (NASDAQ:WEBK).

www.wellesleybank.com

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CONTACT: Thomas J. Fontaine, President & CEO, (781) 489-7609